Exhibit 99.1

Media contact:	Investor contact:
Richard Silverman, +1 212 632 6285	Jean Greene, +1 212 632 1905
Richard.silverman@lazard.com	investorrelations@lazard.com

LAZARD ELECTS RONALD J. DOERFLER TO BOARD

NEW YORK, June 19, 2006 – Lazard Ltd (NYSE: LAZ) today announced it has elected

Ronald J. Doerfler, to its Board of Directors, effective immediately.

Mr. Doerfler has been senior vice president and chief financial officer of The Hearst Corporation since February 1998, and was elected a member of Hearst’s Board of Directors in August 2002. Hearst is one of the nation’s largest diversified communications companies, with interests in magazine and newspaper publishing, television and radio stations, newspaper comics and features syndication, cable TV networks, television production and syndication, and new media activities.

Mr. Doerfler arrived at Hearst from ABC, Inc., where he was senior vice president and chief financial officer. He joined Capital Cities Communications in 1969, was appointed treasurer in 1977 and senior vice president and chief financial officer in 1980. He played a major role in Capital Cities’ acquisition of ABC in 1986, and with the combined group’s 1996 merger with The Walt Disney Company.

The addition of Mr. Doerfler increases the number of Lazard Ltd directors to nine. The other members of Lazard’s Board are: Bruce Wasserstein, Chairman and CEO of Lazard Ltd; Steven J. Heyer, CEO of Starwood Hotels & Resorts Worldwide; Sylvia Jay, Vice Chairman of L’Oreal U.K.; Ellis Jones, CEO of Wasserstein & Co. LP; Vernon E. Jordan, Jr., Senior Managing Director of Lazard Ltd; Anthony Orsatelli, CEO of IXIS Corporate and Investment Bank; Hal S. Scott, Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School; and Michael J. Turner, CEO of BAE Systems plc.

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 29 cities across 16 countries in North America, Europe, Asia, Australia and South America. With origins dating back to 1848, the firm provides services including mergers and acquisitions advice, asset management, and restructuring advice to corporations, partnerships, institutions, governments, and individuals. For more information on Lazard, please visit www.lazard.com.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

# # #